UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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CONMED HEALTHCARE MANAGEMENT, INC.

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The below supplements and amends the information contained in our 2012 Proxy Statement in order to update certain information regarding our director nominees. The names of each of the six nominees, his position with the Company, his principal occupation, and the period during which such person has served as a director are set forth below.

Richard W. Turner, Ph.D. – Chairman of the Board of Directors and Chief Executive Officer

Dr. Turner has been our Chairman, Chief Executive Officer and a Director since May 2008. He became President, Chief Executive Officer and a Director in 2007. Prior to consulting for Pace Health Management Systems, Inc., our predecessor in interest, in May 2006, Dr. Turner served as President and Chief Executive Officer of EyeTel Imaging, Inc. from January 2004 to May 2006. Prior to January 2004, Dr. Turner served as President and Chief Executive Officer of BEI Medical Systems Company, Inc. (“BEI Medical”), a company engaged in the development and marketing of a minimally invasive endometrial ablation system. BEI Medical was sold to Boston Scientific Corp. for approximately $95 million in 2002. Dr. Turner brings many years of leadership experience to the Board of Directors, having held executive leadership positions in the medical industry for approximately 26 years, including President and Director of CooperLaserSonics, Inc., President of CooperVision, Inc., President, Chief Executive Officer and Director of Pancretec, Inc. (sold to Abbott Labs, Inc.) and President of Kay Laboratories (sold to Baxter, Inc.). Dr. Turner graduated from Old Dominion University with a Bachelor of Science degree, earned his M.B.A. from Pepperdine University and earned his Ph.D. from Berne University.

John Pappajohn - Director

Mr. Pappajohn has been a Director of the Company since 1995, having served on the Board of Directors of Pace Health Management Systems, Inc., our predecessor in interest, since 1995, and is the Chairman of our Compensation Committee. Since 1969, Mr. Pappajohn has been the President and principal stockholder of Equity Dynamics, Inc., a financial consulting firm, and the sole owner of Pappajohn Capital Resources, a venture capital firm, both located in Des Moines, Iowa. He also serves as a director for the following public companies: American Caresource Holdings, Inc. and CNS Response, Inc. From 2005 to 2011, Mr. Pappajohn served as a director for Pharmathene, Inc. From 2007 to 2009, Mr. Pappajohn served as a director for SpectraScience, Inc. From 1995 to 2010, Mr. Pappajohn served as a director of Careguide, Inc., which was a public company through January 2009. Mr. Pappajohn received his B.S.C. from the University of Iowa. Mr. Pappajohn is a valuable asset to the Board of Directors with unparalleled experience serving as a director of more than 40 companies and substantial insight into the life sciences and healthcare industries by having been an active private equity investor in healthcare companies for more than 40 years, and by founding and supporting several public healthcare companies.

Edward B. Berger - Director

Edward B. Berger. Mr. Berger is a director of American CareSource Holdings since March 2006, and served as Non-Executive Chairman of the Board beginning March 30, 2007 and as Executive Chairman beginning April 16, 2007 and ending in December 2008. Over the past ten years, he has served on a number of public company board and currently serves as an independent director on the board of ConMed Healthcare Management, Inc., a public company providing correctional facility healthcare services. He has been a member since 2007 and is chairman of its Audit committee and a member of its Compensation committee. Mr. Berger has extensive experience in the healthcare industry, having served as past President and CEO of Palo Verde Hospital, past President and member of the Board of Trustees of Kino Community Hospital, and past member of the Long Range Planning Committee of Tucson Medical Center, all in Tucson, Arizona. For the past 27 years, Mr. Berger has been President of Berger Equities, Inc., a real estate investment firm owned by Mr. Berger and his spouse. In June 2002, Mr. Berger became an independent director of CardSystems Solutions, Inc., a privately held credit card processing company and was associated with CardSystems through November 2007. In 2006, CardSystems agreed to settle Federal Trade Commission charges that it failed to take appropriate security measures to protect consumer information, leaving data vulnerable to security breaches and fraudulent consumer credit card purchases. By way of settlement, CardSystems agreed to implement a comprehensive information security program and obtain audits by an independent third-party security professional every other year for 20 years. On May 11, 2006, the board of directors of CardSystems determined that it was in the best interests of its stockholders to liquidate its assets in a Chapter 11 bankruptcy. Upon the resignation of each member of the board of directors and at the request of certain stockholders of CardSystems, Mr. Berger agreed to become the sole director, Chief Executive Officer and liquidating agent for CardSystems. On May 12, 2006, CardSystems filed for bankruptcy protection under Chapter 11 of Title 11 of the U.S. Bankruptcy Code. As its liquidating agent, Mr. Berger oversaw CardSystems’ Chapter 11 bankruptcy and liquidation. With the liquidation of CardSystems nearing completion, Mr. Berger resigned as the Chief Executive Officer and sole director of CardSystems in November 2007. Mr. Berger received a Juris Doctorate from New York Law School and a Masters Degree in Education, as well as a Bachelor of Arts Degree in History and English from the University of Arizona. Mr. Berger is currently an Adjunct Professor in Political Science at Pima Community College, recent past Chairman of the Desert Angels Inc., an Angel investing group, and retired as Chairman of the MBA Advisory Council, Eller Graduate School of Management, at the University of Arizona. The Board of Directors selected Mr. Berger to serve as a director because of his extensive experience in the healthcare industry and his service as chief executive officer for several companies. Mr. Berger provides critical insight into the areas of corporate governance.

John W. Colloton - Director

Mr. Colloton has served on our Board of Directors since July 2007 and is a member of our Audit Committee. He is currently Director Emeritus of the University of Iowa Hospitals and Clinics and served as the lead director of Wellmark, Inc. (Iowa-South Dakota Blue Cross and Blue Shield) from 2000 to 2008 during a 35-year tenure on the Wellmark board. He was Chairman of the Wellmark board from 1993 to 1996. He also serves as a director of American Caresource Holdings, Inc. From 1989 to 2003, Mr. Colloton served as a director of Baxter International Inc. and from 2004 to 2006, he served as a director of Allion Healthcare Inc. From 1971 to 1993, Mr. Colloton was director and Chief Executive Officer of the University of Iowa Hospitals and Clinics, and from 1993 through 2000, he served as Vice President of the University of Iowa for Statewide Health Services. Mr. Colloton received his B.A. in business administration from Loras College and holds a masters degree in hospital administration from the University of Iowa. Mr. Colloton’s outstanding accomplishments in Iowa have projected him into national prominence in healthcare, health science education and federal policymaking. His blend of contributions to both the voluntary non-profit and corporate enterprise sectors resulted in his induction into the National Health Care Hall of Fame in 2003. His background gives Mr. Colloton unique credentials with which to represent the leadership of the health industry, which makes him a valuable asset to the Board.

Charles Crocker - Director

Mr. Crocker has served on our Board of Directors since November 2010 and is a member of our Audit Committee and Compensation Committee. Mr. Crocker currently serves as the Chairman and Chief Executive Officer of Crocker Capital, Inc., a private investment company.  Mr. Crocker was the Chief Executive Officer of the Custom Sensors and Technologies Division of Schneider Electric SA, a global French conglomerate, until January 2006.  Mr. Crocker was the Chairman and Chief Executive Officer of BEI Technologies, Inc., a diversified technology company, from March 2000 until October 2005, when it was acquired by Schneider Electric.  Mr. Crocker served as Chairman, President and Chief Executive Officer of BEI Electronics, Inc. from October 1995 to September 1997, at which time he became Chairman, President and Chief Executive Officer of BEI Technologies, Inc.  He has served as a director of Teledyne Technologies Incorporated since 2001, and a director of Franklin Resources, Inc. since 2003, and its subsidiary, Fiduciary Trust International. Mr. Crocker has been Chairman of the Board of Children’s Hospital in San Francisco, Chairman of the Hamlin School’s Board of Trustees and President of the Foundation of the Fine Arts Museums of San Francisco.  Mr. Crocker received a B.S. degree from Stanford University and an M.B.A from the University of California, Berkeley. Mr. Crocker brings valuable professional experience with technology companies to the Board of Directors, as well as experience from his current and previously held senior-executive level positions and service on other public and private company boards.

Jeffrey W. Runge - Director

Dr. Runge has served on our Board of Directors since January 2011. Dr. Runge has served as a member of the board of directors of Pharmathene, Inc. since December 2009. Dr. Runge is a Principal at The Chertoff Group, a firm providing advisory services in business risk management, homeland security and homeland defense. He is also the President and founder of Biologue, Inc., which provides consulting in biodefense, medical preparedness and injury prevention and control. From 2001 through August of 2008, Dr. Runge served in the Bush administration, first as the head of the National Highway Traffic Safety Administration, and, beginning in September 2005, as the Department of Homeland Security’s (DHS) first Chief Medical Officer. Dr. Runge founded the DHS Office of Health Affairs in 2007 and was confirmed by the Senate as DHS’ first Assistant Secretary for Health Affairs in December of 2007. Dr. Runge also served as Acting DHS Undersecretary for Science and Technology from February through August 2006. In his role at DHS, Dr. Runge oversaw the operations of the department’s biodefense activities, medical preparedness and workforce health protection, including managing DHS’ role in Project BioShield, working with the various federal departments on medical countermeasure assurance. Prior to joining DHS, Dr. Runge was Assistant Chairman of the Department of Emergency Medicine at the Carolinas Medical Center in Charlotte, NC, from 1984 through 2001. Dr. Runge earned his medical degree from the Medical University of South Carolina and his undergraduate degree from the University of the South. Dr. Runge brings an invaluable background in the public sector to the Board of Directors, particularly with respect to his experience in the Bush administration as a founder of the DHS Office of Health Affairs, as well as his practical experience in the medical field.